Exhibit 99.1

WESTLAKE CHEMICAL CORPORATION

Contact – (713) 960-9111

Investors – Steve Bender

Media – David R. Hansen

WESTLAKE CHEMICAL REPORTS SECOND QUARTER RESULTS

Houston, TX – August 5, 2008 – Westlake Chemical Corporation (NYSE: WLK) today reported net income of $47.3 million, or $0.72 per diluted share, for the second quarter of 2008. This represents an increase from the second quarter of 2007 net income of $37.9 million, or $0.58 per diluted share. Sales for the second quarter of 2008 were $1,106.4 million and income from operations for the second quarter of 2008 was $73.6 million. This compares with net sales of $782.7 million and income from operations of $62.3 million in the second quarter 2007. The increase in sales was primarily due to higher selling prices and volumes for most major products. Income from operations increased in the second quarter as compared to the second quarter of 2007 as higher polyethylene and styrene selling prices outpaced higher feedstock, natural gas and electricity costs. In addition, the second quarter of 2007 was adversely impacted by a major turnaround lasting approximately 30 days at one of the ethylene units in Lake Charles, Louisiana. These increases in second quarter 2008 operating income were partially offset by continued weakness in the construction markets, which negatively impacted Vinyls segment margins. Vinyls margins were lower in the second quarter of 2008 as compared to the prior year period as PVC pipe selling prices declined slightly in spite of higher feedstock costs. PVC resin and caustic selling prices and PVC resin and pipe sales volumes, however, were higher in the second quarter of 2008 as compared to the second quarter of 2007. The second quarter of 2008 was negatively impacted by trading losses of $7.0 million as compared to a $4.1 million gain reported in the second quarter of 2007. The second quarter 2008 net income benefited from the reversal of $2.7 million of tax reserves due to tax settlements, which reduced income tax expense for the period.

Second quarter 2008 net income increased $41.9 million, or $0.64 per diluted share, from the $5.4 million net income, or $0.08 per diluted share, reported in the first quarter of 2008. Second quarter 2008 income from operations increased $59.7 million from the $13.9 million reported in the first quarter of 2008, while net sales increased by $191.3 million from the $915.1 million reported in the first quarter of 2008. The increase in sales was largely due to higher selling prices for polyethylene, styrene, PVC resin and caustic and higher sales volumes for all major products. PVC pipe sales volumes increased substantially in the second quarter as compared to the first quarter as construction activities picked up after an extended winter. Styrene sales volume returned to more normal levels after the styrene facility in Lake Charles, Louisiana underwent a major maintenance turnaround and revamp project during the first quarter designed to increase energy efficiency and boost capacity. Income from operations increased in the second quarter of 2008 as compared to the first quarter of 2008 as selling price increases outpaced higher feedstock and energy costs. The first quarter of 2008 was negatively impacted by the turnaround of the styrene plant in Lake Charles and the closure of the Pawling, New York window and door component manufacturing facility.

For the six months ended June 30, 2008, net income was $52.7 million, or $0.81 per diluted share, compared to $57.6 million net income, or $0.88 per diluted share for the six months ended June 30, 2007. Net sales increased $520.0 million, or 34.6%, to $2,021.5 million for the six months ended June 30, 2008 from the $1,501.5 million reported in the six months ended June 30, 2007. Income from operations was $87.4 million for the six months ended June 30, 2008 as compared to $94.9 million for the six months ended June 30, 2007. The increase in sales was due to higher selling prices for all major products and higher sales volumes for ethylene and PVC resin. Income from operations for the first six months of 2008 was below income from operations reported in the first six months of 2007 due to, among other things, higher raw material, natural gas and electricity costs and a loss from trading activities. Raw material costs for ethane and propane increased by more than 50% in the first half of 2008 as compared to the first half of 2007 and trading activity resulted in a loss of $6.9 million for the first half of 2008 as compared to a $4.8 million gain for the first half of 2007. The first half of 2008 was negatively impacted by the turnaround and revamp of the styrene facility and the closure of the Pawling facility. The first half of 2007 was negatively impacted by a turnaround at one of the ethylene units in Lake Charles.

Albert Chao, President and Chief Executive Officer, said, “We are pleased to report a substantial increase in our operating income and earnings per share in the second quarter of 2008 as compared to our first quarter. Margins improved due to higher sales volumes for all of our major products and we are able to increase prices in order to partially offset the rise in feedstock costs which have reached unprecedented levels. U.S. gas-based ethylene producers continue to maintain a cost advantage over oil-based ethylene producers. Global polyethylene prices remain strong with high naphtha costs and continue to provide U.S. producers with good export opportunities. We do, however, remain concerned with the high energy prices and the persisting housing crisis and the weakening effects they have had on the economy.”

EBITDA (earnings before interest expense, income taxes, depreciation and amortization) for the second quarter of 2008 increased $14.9 million to $103.2 million compared to the $88.3 million in the second quarter of 2007. EBITDA for the second quarter of 2008 increased $60.9 million from the $42.3 million of EBITDA in the first quarter of 2008. A reconciliation of EBITDA to reported net income and to cash flows from operating activities can be found in the financial schedules at the end of this press release.

The net use of $8.0 million of cash from operating activities in the first half of 2008 resulted primarily from increases in working capital requirements and capitalized turnaround costs incurred at the styrene facility. Capital additions for the first half of 2008 were $81.8 million. At June 30, 2008, the Company had $22.5 million of cash and $146.2 million of restricted cash, and the Company’s long-term debt was $549.4 million. The restricted cash is held by a trustee until such time as the Company requests reimbursement for qualifying amounts spent for capital additions in Louisiana.

OLEFINS SEGMENT

Income from operations for the Olefins segment increased by $15.1 million to $57.8 million in the second quarter of 2008 from $42.7 million reported in the second quarter of 2007. This increase was primarily due to higher selling prices for polyethylene and styrene, which were partially offset by higher raw material costs for ethane and propane and higher natural gas and electricity costs. The second quarter of 2007 was also adversely impacted by the scheduled turnaround at one of the ethylene units in Lake Charles. Trading activity resulted in a loss of $7.0 million in the second quarter of 2008 compared to a $4.1 million gain in the second quarter of 2007.

Second quarter 2008 income from operations for the Olefins segment increased by $37.6 million from the $20.2 million reported in the first quarter of 2008. This increase was primarily due to increases in polyethylene and styrene sales volumes and prices which were partially offset by higher feedstock costs. The first quarter of 2008 was adversely impacted by the styrene plant turnaround. Trading activity resulted in a loss in the second quarter of 2008 of $7.0 million as compared to a $0.1 million gain in the first quarter of 2008.

Income from operations for the Olefins segment increased by $8.1 million, or 11.6%, to $78.0 million for the six months ended June 30, 2008 from $69.9 million for the six months ended June 30, 2007. Selling prices for polyethylene and styrene outpaced rising feedstock costs in the first half of 2008 as compared to the first half of 2007. Trading activities resulted in a loss of $6.9 million in the first half of 2008 as compared to a $4.8 million gain in the same period of 2007. The first half of 2008 was negatively impacted by the styrene plant turnaround while the first half of 2007 was negatively impacted by the turnaround at one of the ethylene units in Lake Charles.

VINYLS SEGMENT

Income from operations for the Vinyls segment decreased by $2.4 million to $18.4 million for the second quarter of 2008 from the $20.8 million income reported in the second quarter of 2007. This decrease was primarily due to significantly higher feedstock costs for propane and ethylene and a slight decrease in PVC pipe prices. These decreases in income from operations were partially offset by higher selling prices for PVC resin and caustic and higher sales volumes for PVC resin and PVC pipe in the second quarter of 2008 as compared to the prior year period. The Vinyls segment margins continue to be negatively impacted by the weakness in the construction market.

Second quarter 2008 income from operations for the Vinyls segment improved by $21.5 million from the $3.1 million loss reported in the first quarter of 2008. This improvement was largely due to higher selling prices for PVC resin and caustic. In addition, PVC resin and PVC pipe sales volumes increased significantly in the second quarter as construction activities picked up after an extended winter. These increases were partially offset by higher feedstock costs for propane and ethylene. The first quarter of 2008 was negatively impacted by costs related to the closure of the Pawling facility.

Income from operations for the Vinyls segment decreased by $13.3 million, or 46.5%, to $15.3 million for the six months ended June 30, 2008 from $28.6 million for the six months ended June 30, 2007. This decrease was primarily due to higher raw material costs for propane and ethylene and lower sales volumes for PVC pipe. In addition, the shutdown of the Pawling facility negatively impacted operating income in the first six months of 2008. These decreases were partially offset by higher sales volumes for PVC resin and higher selling prices for PVC resin and caustic.

The statements in this release relating to matters that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities; governmental regulatory actions and political unrest; global economic conditions; industry production capacity and operating rates; the supply/demand balance for Westlake’s products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake’s Annual Report on Form 10-K for the year ended December 31, 2007, which was filed with the SEC in February 2008.

In this release, Westlake refers to a non-GAAP financial measure, EBITDA. EBITDA is calculated as net income before interest expense, income taxes, depreciation and amortization. The body of accounting principles generally accepted in the United States is commonly referred to as “GAAP.” For this purpose a non-GAAP financial measure is generally defined by the U.S. Securities and Exchange Commission as one that purports to measure historical and future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measures. We have included EBITDA in this release because our management considers it an important supplemental measure of our performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA. EBITDA allows for meaningful company-to-company performance comparisons by adjusting for factors such as interest expense, depreciation and amortization and taxes, which often vary from company to company. In addition, we utilize EBITDA in evaluating acquisition targets. Management also believes that EBITDA is a useful tool for measuring our ability to meet our future debt service, capital expenditures and working capital requirements, and EBITDA is commonly used by us and our investors to measure our ability to service indebtedness. EBITDA is not a substitute for the GAAP measures of earnings or of cash flow and is not necessarily a measure of our ability to fund our cash needs. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA as presented in this release may not be comparable to EBITDA reported by other companies. EBITDA has material limitations as a performance measure because it excludes (1) interest expense, which is a necessary element of our costs and ability to generate revenues because we have borrowed money to finance our operations, (2) depreciation, which is a necessary element of our costs and ability to generate revenues because we use capital assets and (3) income taxes, which is a necessary element of our operations. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. A table included in the financial schedules at the end of this release reconciles EBITDA to net income and to cash flow from operating activities.

Westlake Chemical Corporation Conference Call Information:

A conference call to discuss Westlake Chemical Corporation’s second quarter results will be held Tuesday, August 5, 2008 at 11:00 a.m. EDT (10:00 a.m. CDT). To access the conference call, dial (800) 659-2056, or (617) 614-2714 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 82398295.

A replay of the conference call will be available beginning an hour after its conclusion until 1:00 p.m. EDT on Tuesday, August 12, 2008. To hear a replay, dial (888) 286-8010, or (617) 801-6888 for international callers. The replay passcode is 52344617.

The conference call will also be available via webcast at:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=180248&eventID=1903600 and the earnings release can be obtained via the company’s Web page at: http://www.westlake.com/fw/main/IR_Home_Page-123.html.

Westlake Chemical Corporation is a manufacturer and supplier of petrochemicals, polymers and fabricated products with headquarters in Houston, Texas. The company’s range of products includes: ethylene, polyethylene, styrene, propylene, caustic, VCM, PVC and PVC pipe, windows and fence. For more information, visit the company’s Web site at www.westlake.com.

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(In thousands of dollars, except per share data)
Net sales	$1,106,449	$782,664	$2,021,510	$1,501,466
Cost of sales	1,009,989	698,233	1,888,346	1,359,146

Gross profit	96,460	84,431	133,164	142,320
Selling, general and administrative expenses	22,884	22,152	45,729	47,375

Income from operations	73,576	62,279	87,435	94,945
Interest expense	(9,287)	(4,495)	(17,815)	(8,088)
Other income (expense), net	2,199	(292)	4,607	699

Income before income taxes	66,488	57,492	74,227	87,556
Provision for income taxes	19,215	19,602	21,567	29,994

Net income	$47,273	$37,890	$52,660	$57,562

Basic and diluted earnings per share	$0.72	$0.58	$0.81	$0.88
Weighted average shares outstanding
Basic	65,264,781	65,224,697	65,262,169	65,221,365

Diluted	65,296,743	65,324,714	65,292,816	65,324,616

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2008	December 31, 2007
	(In thousands of dollars)
ASSETS
Current Assets
Cash and cash equivalents	$22,462	$24,914
Accounts receivable, net	641,504	507,463
Inventories, net	514,462	527,871
Other current assets	39,072	31,937

Total current assets	1,217,500	1,092,185
Property, plant and equipment, net	1,159,799	1,126,212
Restricted Cash	146,150	199,450
Other assets, net	162,523	151,488

Total assets	$2,685,972	$2,569,335

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities (accounts payable and accrued liabilities)	$465,001	$441,262
Long-term debt	549,438	511,414
Other liabilities	337,105	329,989

Total liabilities	1,351,544	1,282,665

Stockholders’ equity	1,334,428	1,286,670

Total liabilities and stockholders’ equity	$2,685,972	$2,569,335

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2008	2007
	(In thousands of dollars)
Cash flows from operating activities
Net income	$52,660	$57,562
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	53,378	50,716
Deferred income taxes	9,088	14,417
Other balance sheet changes	(123,173)	(88,517)

Net cash (used for) provided by operating activities	(8,047)	34,178
Cash flows from investing activities
Additions to property, plant and equipment	(81,751)	(50,483)
Addition to equity investment	—	(308)
Settlement of acquisition purchase price	—	8,043
Proceeds from disposition of assets	346	33
Settlements of derivative instruments	535	3,673

Net cash used for investing activities	(80,870)	(39,042)
Cash flows from financing activities
Proceeds from exercise of stock options	—	62
Dividends paid	(6,563)	(5,229)
Proceeds from borrowings	620,235	191,684
Repayments of borrowings	(582,252)	(191,684)
Utilization of restricted cash	55,045	—

Net cash provided by (used for) financing activities	86,465	(5,167)
Net decrease in cash and cash equivalents	(2,452)	(10,031)
Cash and cash equivalents at beginning of period	24,914	52,646

Cash and cash equivalents at end of period	$22,462	$42,615

WESTLAKE CHEMICAL CORPORATION

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(In thousands of dollars)
Net Sales to External Customers
Olefins	$765,962	$514,840	$1,426,783	$999,066
Vinyls	340,487	267,824	594,727	502,400

	$1,106,449	$782,664	$2,021,510	$1,501,466

Income (Loss) from Operations
Olefins	$57,804	$42,716	$77,956	$69,935
Vinyls	18,354	20,817	15,269	28,609
Corporate and Other	(2,582)	(1,254)	(5,790)	(3,599)

	$73,576	$62,279	$87,435	$94,945

Depreciation and Amortization
Olefins	$19,182	$17,487	$36,843	$33,143
Vinyls	8,143	8,838	16,441	17,499
Corporate and Other	52	36	94	74

	$27,377	$26,361	$53,378	$50,716

Other Income (Expense), net
Olefins	$42	$119	$58	$170
Vinyls	67	28	166	90
Corporate and Other	2,090	(439)	4,383	439

	$2,199	$(292)	$4,607	$699

WESTLAKE CHEMICAL CORPORATION

RECONCILIATION OF EBITDA TO NET INCOME AND TO CASH FLOW FROM

OPERATING ACTIVITIES

(Unaudited)

	Three Months Ended March 31,	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2008	2007	2008	2007
	(In thousands of dollars)
EBITDA	$42,268	$103,152	$88,348	$145,420	$146,360
Less:
Provision for income taxes	2,352	19,215	19,602	21,567	29,994
Interest expense	8,528	9,287	4,495	17,815	8,088
Depreciation and amortization	26,001	27,377	26,361	53,378	50,716

Net income	5,387	47,273	37,890	52,660	57,562
Changes in operating assets and liabilities	(34,804)	(34,991)	28,061	(69,795)	(37,801)
Deferred income taxes	1,163	7,925	10,641	9,088	14,417

Cash flow from operating activities	$(28,254)	$20,207	$76,592	$(8,047)	$34,178

WESTLAKE CHEMICAL CORPORATION

SUPPLEMENTAL INFORMATION

Product Sales Price and Volume Variance by Operating Segments

	Second Quarter 2008 vs. Second Quarter 2007		Second Quarter 2008 vs. First Quarter 2008
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins	+38.9%	+9.9%	+9.4%	+6.5%
Vinyls	+14.6%	+12.5%	+6.3%	+27.6%
Company	+30.6%	+10.8%	+8.5%	+12.4%

Average Quarterly Industry Prices (1)

	Quarter Ended
	June 2007	September 2007	December 2007	March 2008	June 2008
Ethane (cents/lb)	24.3	27.6	35.2	34.1	35.4
Propane (cents/lb)	26.7	29.0	35.7	34.8	40.2
Ethylene (cents/lb) (2)	44.7	50.2	60.2	60.5	65.7
Polyethylene (cents/lb) (3)	72.7	79.0	86.3	88.0	94.7
Styrene (cents/lb) (4)	71.3	68.1	68.8	72.5	78.8
Caustic ($/ short ton) (5)	405.0	450.0	485.8	554.2	641.7
Chlorine ($/ short ton) (6)	322.5	322.5	322.5	300.0	275.0
PVC (cents/lb) (7)	59.0	61.3	66.7	54.3	58.7

(1)	Industry pricing data was obtained through the Chemical Market Associates, Inc., or CMAI. We have not independently verified the data.
(2)	Represents average North America spot prices of ethylene over the period as reported by CMAI.
(3)	Represents average North America contract prices of polyethylene low density film over the period as reported by CMAI.
(4)	Represents average North American contract prices of styrene over the period as reported by CMAI.
(5)	Represents average North America spot prices of caustic soda (diaphragm grade) over the period as reported by CMAI.
(6)	Represents average North America contract prices of chlorine (into chemicals) over the period as reported by CMAI.
(7)	Represents average North America contract prices of PVC over the period as reported by CMAI. In the first quarter of 2008, CMAI made a 16 cent per pound downward, non-market related adjustment to PVC resin prices.